Exhibit 99.1

FOR IMMEDIATE RELEASE	Company Contact: A. Charles Wilson Chairman (818) 787-7000	Investor Contact: Berkman Associates (310) 477-3118 info@BerkmanAssociates.com

Trio-Tech Reports Fiscal 2015 Third Quarter Results

Van Nuys, CA – May 13, 2015 Trio-Tech International (NYSE MKT:TRT) today announced financial results for the third quarter and first nine months of fiscal 2015. Among the third quarter highlights for fiscal 2015:

●	Revenue increased to $8,543,000, a 6.3% gain compared to the same period last fiscal year.

●	Operating income increased to $472,000 compared to $21,000 in the same period last fiscal year.

●	Net income attributable to Trio-Tech International increased 26.8% to $199,000 compared to $157,000 in the same period last fiscal year.

For the third quarter of fiscal 2015 ended March 31, 2015, revenue increased to $8,543,000 compared to revenue of $8,039,000 for the third quarter of fiscal 2014. Revenue from product sales increased 28.5% to $4,362,000 compared to $3,394,000 for the same period last fiscal year, primarily due to the delivery of a few orders in the third quarter of fiscal 2015, which had been previously delayed. This growth was partially offset with a 10.0% decrease in revenue from semiconductor testing services to $4,138,000 compared to $4,599,000 for the same period last fiscal year, due to lower testing volume in Asia.

Net income attributable to Trio-Tech common shareholders for the third quarter of fiscal 2015 was $199,000, or $0.06 per basic and diluted share. This compares to net income attributable to Trio-Tech common shareholders for the third quarter of fiscal 2014 of $157,000, or $0.05 per basic and diluted share, which included net income from discontinued operations of $19,000, or $0.01 per basic and diluted share.

Third quarter income tax expense was $170,000 compared to an income tax benefit of $184,000 for the same quarter last fiscal year. The increase was mainly due to a tax provision in Tianjin, China, combined with a deferred tax related to timing differences recorded for the third quarter compared to the same period last fiscal year.

Gross margin for the third quarter was 29.1% compared to 24.5% for the same period last fiscal year, reflecting higher margins in both the manufacturing and testing services. General and administrative costs remained approximately the same for the third quarter of fiscal 2015 and 2014, while total operating expenses increased to $2,016,000 for the third quarter of fiscal 2015 compared to $1,946,000 for the same period last fiscal year.

Income from operations increased to $472,000 for the third quarter of fiscal 2015, compared to income from operations of $21,000 for the third quarter of fiscal 2014.

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Trio-Tech Reports Fiscal 2015 Third Quarter Results
May 13, 2015
Page Two

For the first nine months of fiscal 2015, revenue decreased to $25,533,000 compared to revenue of $26,875,000 for the first nine months of fiscal 2014. Testing services revenue increased 4.4% to $13,829,000 compared to $13,244,000 for same period last fiscal year. Products revenue decreased 14.2% to $11,574,000 compared to $13,495,000 for the same period last fiscal year.

Net income attributable to Trio-Tech common shareholders for the first nine months of fiscal 2015 was $169,000, or $0.05 per basic and diluted share, which included income from discontinued operations of $7,000, or $0.00 per basic and diluted share. This compares to a net loss attributable to Trio-Tech common shareholders for the first nine months of fiscal 2014 of $225,000, or $0.06 per basic and diluted share, which included a loss from discontinued operations of $38,000, or $0.00 per basic and diluted share.

Gross margin for the nine month period was 26.4%, compared to 22.5% for the same period in the same period last fiscal year.

Cash provided by operations for the first nine months of fiscal 2015 was $2,392,000. This compares to $3,154,000 for the first nine months of fiscal 2014.

Shareholders' equity at March 31, 2015 was $20,588,000, or $5.86 per outstanding share, compared to $20,833,000, or $5.93 per outstanding share, at June 30, 2014.

S.W. Yong, Trio-Tech's CEO, said, "We are pleased to report higher revenue, margins and net income for the third quarter in what remains a volatile and uncertain environment in the global semiconductor industry. Our unwavering focus on cost control on the one hand, and world-class customer service on the other, continues to serve us well. We believe we offer our customers a unique value proposition with our combination of advanced semiconductor testing services and semiconductor testing equipment, augmented with facilities conveniently located in the industry's primary Asian manufacturing centers. Trio-Tech is well positioned to participate as our industry continues to recover, and we are optimistic about the outlook for the future."

About Trio Tech
Established in 1958 and headquartered in Van Nuys, California, Trio-Tech International is a diversified business group with interests in semiconductor testing services, manufacturing and distribution of semiconductor testing equipment, and real estate. Further information about Trio-Tech's semiconductor products and services can be obtained from the Company's Web site at www.triotech.com, www.universalfareast.com, and www.ttsolar.com.

Forward Looking Statements
This press release contains statements that are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and may contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and assumptions regarding future activities and results of operations of the Company. In light of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the following factors, among others, could cause actual results to differ materially from those reflected in any forward looking statements made by or on behalf of the Company: market acceptance of Company products and services; changing business conditions or technologies and volatility in the semiconductor industry, which could affect demand for the Company's products and services; the impact of competition; problems with technology; product development schedules; delivery schedules; changes in military or commercial testing specifications which could affect the market for the Company's products and services; difficulties in profitably integrating acquired businesses, if any, into the Company; risks associated with conducting business internationally and especially in Southeast Asia, including currency fluctuations and devaluation, currency restrictions, local laws and restrictions and possible social, political and economic instability; changes in U.S. and global financial and equity markets, including market disruptions and significant interest rate fluctuations; and other economic, financial and regulatory factors beyond the Company's control. Other than statements of historical fact, all statements made in this Quarterly Report are forward looking, including, but not limited to, statements regarding industry prospects, future results of operations or financial position, and statements of our intent, belief and current expectations about our strategic direction, prospective and future financial results and condition. In some cases, you can identify forward looking statements by the use of terminology such as "may," "will," "expects," "plans," "anticipates," "estimates," "potential," "believes," "can impact," "continue," or the negative thereof or other comparable terminology. Forward looking statements involve risks and uncertainties that are inherently difficult to predict, which could cause actual outcomes and results to differ materially from our expectations, forecasts and assumptions.

(tables attached)

TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
UNAUDITED (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2015	2014	2015	2014
Revenue
Products	$4,362	$3,394	$11,574	$13,495
Testing services	4,138	4,599	13,829	13,244
Others	43	46	130	136
	8,543	8,039	25,533	26,875
Cost of Sales
Cost of products sold	3,435	2,895	9,711	11,305
Cost of testing services rendered	2,586	3,142	8,991	9,420
Other	34	35	103	105
	6,055	6,072	18,805	20,830
Gross Margin	2,488	1,967	6,728	6,045

Operating Expenses:
General and administrative	1,737	1,757	5,175	5,429
Selling	235	140	531	553
Research and development	44	49	138	150
Impairment loss	--	--	70	--
Loss on disposal of property, plant and equipment	--	--	28	11
Total operating expenses	2,016	1,946	5,942	6,143

Income (loss) from Operations	472	21	786	(98)

Other Expenses (Income)
Interest expense	(52)	(62)	(174)	(196)
Other income, net	3	77	57	36
Total other (expense) income	(49)	15	(117)	(160)

Income (loss) from Continuing Operations before Income Taxes	423	36	669	(258)
Income Tax (Expense) Benefit	(170)	184	(256)	266
Income from Continuing Operations before Non-controlling Interest, net of tax	253	220	413	8
(Loss) Income from discontinued operations, net of tax	(13)	34	7	(38)
NET INCOME (LOSS)	$240	$254	$420	$(30)
Less: Net income attributable to the non-controlling interest	41	97	251	195
Net Income (loss) attributable to Trio-Tech International	199	157	169	(225)
Net Income (Loss) Attributable to Trio-Tech International:
Income (loss) from continuing operations, net of tax	207	138	166	(204)
(Loss) Income from discontinued operations, net of tax	(8)	19	3	(21)
Net Income (Loss) Attributable to Trio-Tech International	$199	$157	$169	$(225)
Basic and diluted earnings (loss) per share
From continuing operations	$0.06	$0.04	$0.05	$(0.06)
From discontinued operations	--	0.01	--	--
Basic and diluted Earnings (Loss) per Share	$0.06	$0.05	$0.05	$(0.06)
Weighted Average Shares Outstanding - Basic	3,513	3,513	3,513	3,513
Weighted Average Shares Outstanding - Diluted	3,529	3,582	3,554	3,513

TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
UNAUDITED (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,

Comprehensive Income (Loss) Attributable to Trio-Tech International

Net income (loss)	$240	$254	$420	$(30)
Foreign currency translation, net of tax	(353)	(249)	(767)	(394)
Comprehensive (Loss) Income	(113)	5	(347)	(424)
Less: Comprehensive (loss) income
attributable to non-controlling interests	(39)	88	110	82
Comprehensive Loss Attributable to Trio-Tech International	(74)	(83)	(457)	(506)

TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	March 31,	June 30,
	2015	2014
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,373	$2,938
Short-term deposits	104	102
Trade accounts receivable, net	8,361	8,625
Other receivables	284	311
Inventories, net	1,410	1,106
Prepaid expenses and other current assets	302	205
Total current assets	12,834	13,287

Deferred tax assets	360	388
Investment properties, net	1,669	1,765
Property, plant and equipment, net	12,208	13,541
Loans receivable from property development projects	--	805
Other assets	2,029	1,263
Restricted term deposits	2,610	3,541
Total non-current assets	18,876	21,303
TOTAL ASSETS	$31,710	$34,590

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Lines of credit	$1,819	$3,767
Accounts payable	2,387	3,162
Accrued expenses	3,765	3,046
Income taxes payable	241	214
Current portion of bank loans payable	169	448
Current portion of capital leases	146	81
Total current liabilities	8,527	10,718

Bank loans payable, net of current portion	2,118	2,598
Capital leases, net of current portion	274	200
Deferred tax liabilities	164	202
Other non-current liabilities	39	39
Total non-current liabilities	2,595	3,039
TOTAL LIABILITIES	11,122	13,757

COMMITMENTS AND CONTINGENCIES

EQUITY

TRIO-TECH INTERNATIONAL'S SHAREHOLDERS' EQUITY:
Common stock, no par value, 15,000,000 shares authorized; 3,513,055
shares issued and outstanding at March 31, 2015, and June 30, 2014	10,882	10,882
Paid-in capital	3,078	2,972
Accumulated retained earnings	1,891	1,725
Accumulated other comprehensive gain-translation adjustments	2,896	3,522
Total Trio-Tech International shareholders' equity	18,747	19,101
NON-CONTROLLING INTERESTS	1,841	1,732
TOTAL EQUITY	20,588	20,833
TOTAL LIABILITIES AND EQUITY	$31,710	$34,590